Exhibit 99.1
DENBURY RESOURCES INC.
P R E S S     R E L E A S E
Denbury Announces Two-For-One Stock Split
News Release
Released at 7:30 a.m. CDT
     DALLAS — September 25, 2007 — Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that its Board of Directors has approved a two-for-one split of its common stock. The stock split is subject to stockholder approval of an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 250 million shares to 600 million shares and split the stock, to be voted upon at a special stockholders’ meeting tentatively scheduled for Monday, November 19, 2007 for stockholders of record as of October 8, 2007. The record date and stockholder meeting date are tentative until the Company’s definitive proxy statement is finalized and mailed to stockholders, which is expected to take place in mid-October. If the stock split is effectuated, the Company’s issued and outstanding common stock will increase from approximately 122 million shares to approximately 244 million shares after the stock split. If the meeting is held on November 19, the stock split is expected to take effect for holders of record on December 5, 2007.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage onshore Louisiana, Alabama, in the Barnett Shale play near Fort Worth, Texas, and properties in Southeast Texas. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, including secondary and tertiary recovery operations.
     This press release contains forward looking statements relating to the Company’s anticipated split of its common stock that is subject to uncertainties of external economic factors or changes in the public markets for oil and gas companies that could affect the timing and exact nature of the proposed stock split.
For further information contact:
DENBURY RESOURCES INC.
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000
www.denbury.com

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